REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of April 24, 1997 between Alteon Inc., a Delaware corporation with offices at 170 Williams Drive, Ramsey, New Jersey 07446 ("Alteon") and each of the entities listed under "Investors" on the signature page hereto (each an "Investor" and collectively the "Investors"), each with offices at the address listed under such Investor's name on Schedule I hereto.

                    W I T N E S S E T H:

          WHEREAS, pursuant to that certain Preferred Stock Investment Agreement by and between Alteon and the Investors (the "Investment Agreement"), Alteon has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from Alteon, an aggregate of 5,000 shares, par value $0.01, of Alteon's 6% Cumulative Convertible Preferred Stock (the"Preferred Shares") on the terms and conditions set forth therein;

          WHEREAS, the Investment Agreement contemplates that the Preferred Shares will be convertible into shares (together with the Warrant Shares, the "Common Shares") of common stock, par value $0.01, of Alteon ("Common Stock") pursuant to the terms and conditions set forth in the Certificate of Designations (the
"Designation") for such Preferred Shares; and

          WHEREAS, pursuant to the terms of, and in partial consideration for, the Investors' agreement to enter into the Investment Agreement, Alteon has agreed to issue the Warrants and to provide the Investors with certain registration rights with respect to the Common Shares and Warrant Shares and certain other rights and remedies with respect to the Preferred Shares as set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Investment Agreement and this Agreement, Alteon and the Investors agree as follows:

          1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Investment Agreement or the Designation. As used in this Agreement, the following terms shall have the following respective meanings:

               "Closing" and "Closing Date" shall have the meanings ascribed to such terms in the Investment Agreement.

               "Commission" shall mean the
Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "Delisting Warrants" shall mean the
warrants in the form of Exhibit 2 to the Investment Agreement.

               "Delisting Warrant Shares" shall mean shares of Common Stock of Alteon issuable upon exercise of the Delisting
Warrants.

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               "Liquidation Preference" shall have the meaning
ascribed to such term in the Designation. For clarification purposes, "Liquidation Preference" hereunder shall include any accrued and unpaid dividends on the Preferred Shares on a per diem basis through the date of any event for which default payments are payable pursuant to Section 2(b) below and thereafter.

               "Registrable Securities" shall mean: (i) the Common Shares issued to each Holder or its permitted transferee or designee upon conversion of the Preferred Shares or exercise of the Warrants or upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares; (ii) any securities issued or issuable to each Holder upon the exchange or conversion of any Preferred Shares, Warrants or Common Shares; and
(iii) any other security issued as (A) a dividend or other distribution with respect to, or (B) in exchange for or in replacement of, Registrable Securities.

               The terms "register", "registered" and
"registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               "Registration Expenses" shall mean all expenses to be incurred by Alteon in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Alteon, blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of Alteon and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Alteon, which shall be paid in any event by Alteon).

               "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

               "Holder" and "Holders" shall include an Investor or the Investors, respectively, and any transferee of the Preferred Shares, Warrants or Common Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

               "Registration Statement" shall have the meaning set forth in Section 2(a) herein.

               "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

               "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

               "Warrants" shall mean the warrants in form and substance of Exhibit 1 to the Investment Agreement.

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               "Warrant Shares" shall mean shares of Common Stock
of Alteon issuable upon exercise of the Warrants.

          2.   Registration Requirements.

          Alteon shall use its best efforts to effect the registration for resale of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities
Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holder. Such best efforts by Alteon shall include the following:

               (a)       Alteon shall, as expeditiously as
reasonably possible after the Closing Date:

                         (i)       Prepare and file a registration
statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that Alteon is ineligible to use such form, such other form as Alteon is eligible to use under the Securities Act) covering the Registrable Securities ("Registration Statement"). Thereafter, Alteon shall use its best efforts to cause such Registration Statement and other filings to be declared effective prior to the end of the period terminating 90 days following the Closing Date (the "Registration Deadline"). Alteon shall provide Holders reasonable opportunity to review any such Registration Statement or amendment or supplement thereto prior to filing, and Holders shall use their best efforts to complete such review in a timely fashion.

                         (ii)      Prepare and file with the SEC
such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

                         (iii)     Furnish to each Holder such
numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                         (iv)      Use its best efforts to register
and qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by each Holder; provided that Alteon shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
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                         (v)       Notify each Holder immediately
of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                         (vi)      Notify each Holder immediately
of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. Alteon shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

                         (vii)     Permit a single firm of counsel,
designated as Holders' counsel by a majority of the Registrable Securities included in the Registration Statement, to review the Registration Statement and all amendments and supplements thereto within a reasonable period of time prior to each filing, and shall not file any document in a form to which such counsel reasonably objects.

                         (viii)    Use its best efforts to list
the Registrable Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Shares are traded.

                         (ix)      Take all steps necessary to
enable Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act.

               (b)       Set forth below in this Section 2(b) are
(I) events that may arise that the Investors consider will interfere with the full enjoyment of their rights under this Agreement (the "Interfering Events"), and (II) the remedies applicable in each of these events.

                         Paragraphs (i) through (iv) of this
Section 2(b) describe the Interfering Events, provide a remedy to the Investors if an Interfering Event occurs and provide that the Investors may require that Alteon redeem outstanding Preferred Shares at a specified price if certain Interfering Events are not timely cured.

                         Paragraph (v) provides, inter alia, that
if cash payments required as the remedy in the case of certain of the Interfering Events are not paid when due, Alteon may be required by the Investors to repurchase outstanding Preferred Shares at a specified price.

                         Paragraph (vi) provides, inter alia, that
the Investors may require that Alteon redeem outstanding Preferred Shares at a specified price if certain of the Interfering Events are not timely cured.
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                         The preceding paragraphs in this Section
2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this Section 2(b).

                         (i)       Delay in Effectiveness of
Registration Statement. Alteon agrees that it shall file the Registration Statement complying with the requirements of this Agreement promptly following the Closing Date and shall use its best efforts to cause such Registration Statement to become effective not later than the Registration Deadline. In the event that such Registration Statement has not been declared effective by the Registration Deadline, then the Applicable Percentages otherwise provided for in the Designation shall be increased by .5% during and after the 30-day period ("Default Period") from and after the Registration Deadline during any part of which such Registration Statement is not effective, and such Applicable Percentage shall be further increased by an additional 1.5% during and after each Default Period thereafter. For example, if the Registration Statement does not become effective until 70 days from the Registration Deadline, the Applicable Percentage will be increased by 3.5%.

                  No Listing.      In the event that Alteon fails,
refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed with either the National Association of Securities Dealers Automated Quotation system National Market ("NASDAQ"), New York Stock Exchange or American Stock Exchange and, in addition, such other principal securities exchange(s) and markets on which the Common Stock is then traded at all times during the period ("Listing Period") from the Registration Deadline until the Forced Conversion Date (provided that such Forced Conversion Date shall be deferred 1.5 days for each day that there is no Effective Registration), then Alteon shall immediately notify each Holder of such event, and:

                              (A)       Alteon shall pay to each
Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period during the Listing Period from and after such failure, refusal or inability to so list the Registrable Securities until the Registrable Securities are so listed; and

                              (B)   In the event Alteon fails,
refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed with NASDAQ in accord with subparagraph (ii) above or shares of Common Stock are delisted from NASDAQ, then the Delisting Warrant shall become exercisable
25 days following (i) the date of the notice required pursuant to subparagraph (ii) above or (ii) the date of delisting, whichever is earlier (the "Exercisability Date"). However, the Delisting Warrant shall not become exercisable on the Exercisability Date, if, prior thereto, Alteon has either (x) cured such failure to list the applicable Common Stock, or (y) redeemed from the Holder (pursuant to subparagraph (C) below) the Preferred Shares held by such Holder. To the extent the Delisting Warrants are exercised, the default payments under clause (A) of this subparagraph (ii) shall be reduced pro rata to the percentage of Delisting Warrants exercised; and

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                              (C)       In the event that shares
of Common Stock are delisted from NASDAQ at any time following the Closing Date, Alteon may redeem the Preferred Shares held by such Holder at a redemption price per share equal to the Premium Redemption Price (as defined below) upon 20 days' prior notice to a Holder stating the redemption date, such notice to be binding upon Alteon. Holder may convert any of its Preferred Shares until such redemption date. The closing for such redemption shall take place at the office of the Investors' counsel in New York City on the redemption date. At such closing, Alteon shall deliver to such Investor the redemption price for the number of Preferred Shares redeemed by Alteon hereunder by wire transfer in immediately available funds to an account designated in writing by such Investor and, to the extent all of the Preferred Shares are not redeemed, a replacement Delisting Warrant for the remainder of shares exercisable. Such Investor shall deliver to Alteon the unexercised Delisting Warrant and the Preferred Shares being redeemed. Default payments shall no longer accrue on Preferred Shares after such shares have been redeemed by Alteon pursuant to the foregoing provision.

                         (iii)        Blackout Periods.  In the
event any Holder's ability to sell Registrable Securities under the Registration Statement is suspended for more than (i) fifteen (15) days in any calendar year, including without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, but other than in connection with a Permitted Public Offering (as hereinafter defined) or (ii) 90 days in the aggregate for so long as Preferred Shares are outstanding, in connection with one or more Permitted Public Offerings ("Suspension Grace Period") then Alteon shall pay to each Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period from and after the last day of the Suspension Grace Period. For this purpose, a Permitted Public Offering shall mean a public offering of at least $15 million using underwriters reasonably acceptable to the Holders of Preferred Shares, provided each Holder has received not less than 20 days notice of the commencement of the suspension period.

                         (iv)       Conversion Deficiency; Premium
Price Redemption for Conversion Deficiency. In the event that Alteon does not have a sufficient number of Common Shares available to satisfy Alteon's obligations to any Holder upon receipt of a Conversion Notice (as defined in the Designation) or is otherwise unable to issue such Common Shares (including without limitation by reason of the limit described in Section 11 below) in accordance with the terms of the Designation for any reason after receipt of a Conversion Notice, then:

                              (A)       Alteon shall pay to each
Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period from and after the Conversion Date

(as defined in the Designation) that Alteon fails or refuses to issue Common Shares in accordance with the terms thereof; and

                              (B)       at any time after the
commencement of the running of the 30-day period described above in clause of this paragraph (iv), at the request of any Holder pursuant to a redemption notice, Alteon promptly shall purchase from such Holder, at a purchase price equal to the "Premium Redemption Price", the number of Preferred Shares equal to such Holder's pro rata share of the "Deficiency", as such terms are defined below; provided, however, if within three (3) business days of such redemption notice Alteon delivers to such Holder a notice stating that Alteon will have a sufficient number of Common Shares available for conversion of all outstanding Preferred Shares within ten (10) business days, then Alteon shall not be required to redeem such Preferred Shares pursuant to this paragraph (iv) unless Alteon shall fail to have a sufficient number of Common Shares available for conversion of all outstanding Preferred Shares after such ten
(10) business day period. Pursuant to the foregoing, in the event any Holder delivers a Conversion Notice and Alteon is unable to convert any Preferred Shares under the Designation due to an insufficient number of Common Shares available for any reason, Alteon promptly shall purchase from such Holder, at a purchase price equal to the Premium Redemption Price, the number of Preferred Shares requested to be converted in such Conversion Notice which are not so converted. The "Premium Redemption Price" per Share is equal to 1.3 (i.e., 130%) times the Liquidation Preference of such Share. The "Deficiency" shall be equal to the number of Preferred Shares that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares available, if all the outstanding Preferred Shares were submitted for conversion at the Conversion Price set forth in the Designation as of the date such Deficiency is determined. Default payments shall no longer accrue on Preferred Shares after such shares have been redeemed by Alteon pursuant to the foregoing provision.

                         (v)       Premium Price Redemption for
Cash Payment Defaults.

                              (A)        Alteon acknowledges that
any failure, refusal or inability by Alteon described in the foregoing clauses (ii) through (iv) will cause the Holders to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities, whether or not such Holders ultimately achieve the return on investment contemplated in the Designation. Accordingly, the parties agree that it is appropriate to include in this Agreement the foregoing provisions for default payments in order to compensate the Holders for such damages. The parties acknowledge and agree that the default payments set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such default payments are reasonable and will not constitute a penalty. The default payments provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Designation, the Investment Agreement, the Warrants or this

                              -7-
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Agreement, including without limitation the right to specific performance.

                              (B)       Each default payment
provided for in the foregoing clauses (ii) through (iv) shall be in addition to each other default payment; provided, however, that in no event shall Alteon be obligated to pay to any Holder default payments in an aggregate amount greater than three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for any 30-day period. All default payments required to be made in connection with the above provisions shall be paid in cash by the tenth (10th) day of each calendar month (which payments shall be pro rata on a per diem basis for any period of less than 30 days). In the event that Alteon fails or refuses to pay any default payment when due, at any Holder's request and option Alteon shall purchase all or a portion of the Preferred Shares held by such Holder (with default payments accruing through the date of such purchase), within five
(5) days of such request, at a purchase price equal to the Premium Redemption Price (as defined above), provided that such Holder may revoke such request at any time prior to receipt of such payment of such purchase price. Until such time as Alteon purchases such Preferred Shares at the request of such Holder pursuant to the preceding sentence, at any Holder's request and option Alteon shall as to such Holder pay such amount by adding and including the amount of such default payment to the Conversion Amount and the Liquidation Preference instead of in cash. Default payments shall no longer accrue on Preferred Shares after such shares have been redeemed by Alteon pursuant to the foregoing provision.

                        (vi)       Premium Price Redemption for
Other Defaults. In the event of any of the circumstances described in the foregoing clauses (i) through (iv) above, then the Forced Conversion Date (as defined in the Designation) shall be deferred by 1.5 days for each day that any of the circumstances in clauses (i), (ii), (iii) (whether during the Suspension Grace Period or otherwise), or (iv) exist. In addition to and without in any way limiting the foregoing, Alteon agrees that in the event that (A) any failure, refusal or inability by Alteon described in clause (iii) (after the expiration of the applicable Suspension Grace Period) of this
Section 2(b) is not cured within ten (10) days of such event (whether or not Alteon is in compliance with its obligations under clause (iii) to make the 3% default payments resulting from such failure, refusal, inability or suspension), or (B) the Registration Statement has not been declared effective by the 180th day following the Closing Date, then at the option of each Holder and to the extent such Holder so elects, Alteon shall redeem the Preferred Shares and/or Common Shares held by such Holder, in whole or in part, as follows: (i) in the case of Preferred Shares, such shares shall be redeemed at a redemption price per share equal to the Premium Redemption Price (as defined above); and (ii) in the case of Common Shares issued to such Holder pursuant to conversion of Preferred Shares or exercise of the Warrants, such shares shall be redeemed at a redemption price per share equal to 1.3 times the dollar amount which is the product of (x) the number of shares so to be redeemed pursuant to this paragraph, and (y) the Agreed Value of the shares (as defined in the Designation) at the time such shares were received pursuant to conversion of Preferred Shares; provided, however, that such Holder may revoke such request at any time prior to receipt of such payment of such redemption price. Default payments shall no longer accrue on Preferred Shares after such

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
shares have been redeemed by Alteon pursuant to the foregoing provision.

                    (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise Alteon. Any such underwriting may only be administered by investment bankers reasonably satisfactory to Alteon. Alteon shall only be obligated to permit one underwritten offering, which offering shall be determined by a seventy-five percent (75%) majority-in-interest of the Holders. In the event that there is a cutback in connection with such an offering, such cutback shall be pro rata among the Investors and any shareholders with registration rights arising prior to the date of this Agreement.

                    (d)       Alteon shall enter into such
customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable
Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable
Securities are to be sold in an underwritten offering:

                         (i)       make such representations and
warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

                         (ii)      cause to be delivered to the
sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent counsel to Alteon, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within ninety (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by Alteon in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any; such counsel shall have undertaken in each such opinion delivered pursuant to the preceding sentence to update the same during each such fiscal year so that such updates received by the Holders during such year, if any, shall have been reasonably satisfactory to such Holders. Alteon hereby covenants and agrees to advise such counsel of any and all factual matters which might pertain to any such update or as to which such an update may be so required, and such counsel may rely upon such advice in providing any such update. In the absence of such advice from Alteon, any such update shall be provided to and upon such counsel's best knowledge insofar as and to the extent such update depends upon a factual matter.

                         (iii)     in an underwritten offering
only, and then only if required by the underwriters, cause to be delivered, immediately prior to the effectiveness of the Registration Statement and at the time of delivery of any Registrable Securities sold pursuant thereto, and at the beginning of each fiscal year following a year during which Alteon's independent certified public accountants shall have reviewed any of Alteon's books or records, a "comfort" letter

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from Alteon's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders.

                         (iv)      if an underwriting agreement is
entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings;

                         (v)       deliver such documents and
certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any; and

                         (vi)      deliver to the Holders on
the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and at the beginning of each fiscal quarter thereafter, a certificate in form and substance as shall be reasonably satisfactory to the Holders, executed by an executive officer of Alteon and to the effect that all the representations and warranties of Alteon contained in the Investment Agreement are still true and correct except as disclosed in such certificate; Alteon shall, as to each such certificate delivered at the beginning of each fiscal quarter, update or cause to be updated each such certificate during such quarter so that it shall remain current, complete and correct throughout such quarter; and such updates received by the Holders during such quarter, if any, shall have been reasonably satisfactory to the Holders.

                    (e)       Alteon shall make available
for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of Alteon and review of any Registration Statement, all SEC Documents (as defined in the Investment Agreement) filed subsequent to the Closing, pertinent corporate documents and properties of Alteon, and cause Alteon's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

                    (f)       Subject to Section 2(b) above,
Alteon may suspend the use of any prospectus used in connection with the Registration Statement only (i) in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Commission, or (ii) in the event such a suspension is required by the underwriter in a bona fide,

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underwritten Permitted Public Offering, provided that such
suspension or suspensions under the foregoing clause (i) shall not exceed fifteen (15) days in any calendar year, and under the foregoing clause (ii) shall not in the aggregate exceed ninety
(90) days. Alteon will use its best efforts to cause such suspension to terminate at the earliest possible date.

                    (g)       Alteon shall file a Registration
Statement with respect to any newly authorized and/or reserved shares constituting Registrable Securities within five (5) business days of any shareholders meeting authorizing same and shall use its best efforts to cause such Registration Statement to become effective within sixty (60) days of such shareholders meeting. If the Holders become entitled, pursuant to an event described in clause (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and Alteon is unable under the securities laws to add such securities to the then effective Registration Statement, Alteon shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. Alteon shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below. All of the registration rights and remedies under this Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments contained herein.

          2. In the event Alteon is notified by the NASD that it intends to delist or may seek the delisting of shares of Common Stock (such date of notification shall hereinafter be referred to as the "Notification Date"), Alteon shall use its best efforts to, as expeditiously as reasonably possible after such notification, prepare and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or, if Alteon is ineligible to use such form, such other form as Alteon is eligible to use under the Securities Act) covering the Delisting Warrant Shares. Thereafter, Alteon shall use its best efforts to cause such registration statement to be declared effective as expeditiously as reasonably possible. The provisions of Section 2(a) shall be effective with respect thereto, except that references to the "Closing Date" shall be deemed to refer to the "Notification Date".

          3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by Alteon, and all Selling Expenses of a Holder shall be borne by such Holder.

          4. Registration on Form S-3. Alteon shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, or in the event that Alteon is ineligible to use such form, such form as Alteon is eligible to use under the Securities Act.

          5. Registration Period. In the case of the registration effected by Alteon pursuant to this Agreement, Alteon will use its best efforts to keep such registration effective until all the Holders have completed the sales or distribution described in the Registration Statement relating thereto or, if earlier, until such Registrable Securities may be sold under Rule 144(k) (provided that Alteon's transfer agent has accepted an instruction from Alteon to such effect).

          6.   Indemnification.

                    (a)       Alteon Indemnity.  Alteon will
indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Alteon of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to Alteon and relating to action or inaction required of Alteon in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Alteon will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Alteon by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Alteon (which consent will not be unreasonably withheld).

                    (b)       Holder Indemnity.  Each Holder
will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Alteon, each of its directors, officers, partners, and each underwriter, if any, of Alteon's securities covered by such a registration statement, each person who controls Alteon or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse Alteon and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Alteon by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in

                              -12-
<PAGES>
this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                     (c) Procedure. Each party entitled to indemnification under this Article (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

           7. Contribution. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between Alteon on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of Alteon and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Alteon on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Alteon or by such Holder.

               In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

               Alteon and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          8. Survival. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of Alteon referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Investment Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of Alteon, and
(iii) the consummation of the sale or successive resales of the Registrable Securities.

          9. Information by Holders. Each Holder shall furnish to Alteon such information regarding such Holder and the distribution and/or sale proposed by such Holder as Alteon may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder.

          10.  Intentionally left blank.

          11. NASDAQ Limit on Stock Issuances. In the event that Alteon is unable to issue (i) any Common Shares upon conversion of Preferred Shares under the Designation or (ii) any Warrant Shares, due to the rules or regulations of any market or exchange regulator for the market or exchange on which the Common Shares or Warrant Shares are then trading, Alteon shall, at the request of any Holder promptly following such determination, purchase such Preferred Shares of such Holder which cannot be converted, or Warrant Shares which cannot be issued, at a purchase price equal to the Premium Redemption Price.

          12. Replacement Certificates. The certificate(s) representing the Common Shares or Warrant Shares held by any Investor (or then Holder) may be exchanged by such Investor (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Common Shares or Warrant Shares, as reasonably requested by such Investor (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

          13. Transfer or Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Investors by Alteon under this Agreement to cause Alteon to register Registrable Securities may be transferred or assigned (in whole or in part) to a transferee or assignee of Preferred Shares or Warrants, and all other rights granted to the Investors by Alteon hereunder may be transferred or assigned to any transferee or assignee of any Preferred Shares or Warrants; provided in each case that Alteon must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the registration provisions of this Agreement.

          14.  Miscellaneous.

                    (a) Remedies. Alteon and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                    (b)       Jurisdiction.  Alteon and each of
the Investors (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Alteon and each of the Investors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                    (c)       Notices.  Any notice or other
communication required or permitted to be given hereunder shall be in writing and shall be effective upon actual receipt of such mailing. The addresses for such communications shall be:

          to Alteon:               Alteon Inc.
                                   170 Williams Drive
                                   Ramsey, New Jersey 07446
                                   Fax   (201) 934-8880
                                   Attn: James J. Mauzey
          with copies to:          Smith, Stratton, Wise,
                                     Heher & Brennan
                                   600 College Road East
                                   Princeton,  New Jersey 08540
                                   Fax: (609) 987-6651
                                   Attn:  Marsha E. Novick, Esq.

          to the Investors:        To each Investor at the address
                                   and/or fax number set forth on
                                   Schedule I of this Agreement.



          with copies to:          Kleinberg, Kaplan, Wolff &
                                     Cohen, P.C.
                                   551 Fifth Avenue
                                   New York, New York 10176
                                   Fax:   (212) 986-8866
                                   Attn:  Stephen M. Schultz, Esq.

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

                    (d)       Indemnity.  Each party shall
indemnify each other party against any loss, cost or damages
(including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

                    (e) Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of Alteon and each Investor contained herein shall survive the Closing. Notwithstanding anything contained herein, Alteon's obligation to pay default payments hereunder may be waived from time to time in whole or in part by the affirmative vote of a seventy-five percent (75%) majority-in-interest of the holders of Preferred Shares, provided, however, that holders of Preferred Shares who are affiliates of Alteon (and Alteon itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding.

                    (f)       Execution.  This Agreement may be
executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                    (g)       Publicity.  Alteon agrees that it
will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Alteon agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed in connection herewith to each Investor and any public announcement including the name of an Investor to such Investor, prior to publication of such announcements.

                    (h)       Entire Agreement.  This Agreement,
together with the Investment Agreement, the Designation and the Warrants and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be modified or terminated except by a written agreement signed by both parties.

                    (i)       Governing Law.  This Agreement and
the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of Delaware regulates Alteon's issuance of securities.

                    (j)       Severability.  The parties
acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

                    (k)       Titles.  The titles used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                    ALTEON:

                    ALTEON INC.

                         By: /s/Kenneth I. Moch
                             _______________________
                              Name: Kenneth I. Moch
                              Title: SVP and CEO



                    INVESTORS:

                    HALIFAX FUND, L.P.

                    By:  THE PALLADIN GROUP, L.P.,
                         as attorney-in-fact

                         By:  PALLADIN CAPITAL MANAGEMENT, L.L.C.
                              General Partner



                              By: /s/Robert L. Chender
                                  _________________________
                                    Name: Robert L. Chender
                                    Title:Vice President

                    GALILEO CAPITAL, L.L.C.



                         By:  /s/Robert L. Chender
                              __________________________
                                Name:  Robert L. Chender
                                Title:  Authorized Person

                    RGC INTERNATIONAL INVESTORS, LDC

                    By:  ROSE GLEN CAPITAL MANAGEMENT, L.P.,
                         Investment Manager

                         By: RGC GENERAL PARTNER CORP.,
                             General Partner

                             By: /s/Wayne Bloch
                                 ________________________
                                   Name:Wayne Bloch
                                   Title:Managing Director

                    HERACLES FUND

                    By:  PROMETHEAN INVESTMENT, GROUP, L.L.C.
                         Its Investment Advisor



                         By: /s/James F. O'Brien
                             ____________________________
                               Name: James F. O'Brien
                               Title: President

                    LEWIS FRASER

                    By:  PROMETHEAN INVESTMENT GROUP, L.L.C.
                         Its Investment Advisor



                         By: /s/James F. O'Brien
                             ____________________________
                               Name: James F. O'Brien
                               Title: President

                    JOSEPH A. UMBACH

                    By:  PROMETHEAN INVESTMENT GROUP, L.L.C.
                         Its Investment Advisor



                         By: /s/James F. O'Brien
                             ____________________________
                               Name: James F. O'Brien
                               Title: President

           SCHEDULE I

Name of Purchaser

HALIFAX FUND, L.P.
c/o The Palladin Group, L.P.
Investment Manager
40 West 57th Street
New York, New York  10019
Attn:  Andrew M. Kaplan

Name of Purchaser

RGC INTERNATIONAL INVESTORS, LDC
c/o Rose Glen Capital Management, L.P.,
Investment Manager
440 East Swedesford Road, Suite 2025
Wayne, Pennsylvania 19087
Attn:  Wayne D. Bloch

Tel:  (212) 698-0500
Fax:  (212) 698-0599 Tel: (610) 902-0200
Fax: (610) 971-2212

Name of Purchaser

HERACLES FUND
c/o Promethean Investment Group, L.L.C.
Investment Advisor
40 West 57th Street
Suite 1520
New York, New York  10019
Attn:  Jamie O'Brien

Tel:(212) 698-0588
Fax:(212) 698-0505

Name of Purchaser

LEWIS FRASER
c/o Promethean Investment Group, L.L.C.
Investment Advisor
40 West 57th Street
Suite 1520
New York, New York  10019
Attn:  Jamie O'Brien

Tel:(212) 698-0588
Fax:(212) 698-0505

Name of Purchaser

JOSEPH A. UMBACH
c/o Promethean Investment Group, L.L.C.
Investment Advisor
40 West 57th Street
Suite 1520
New York, New York  10019
Attn:  Jamie O'Brien

Tel:     (212) 698-0588
Fax:     (212) 698-0505


Name of Purchaser

GALILEO CAPITAL, L.L.C.
c/o The Palladin Group, L.P.
Investment Manager
40 West 57th Street
New York, New York  10019
Attn:  Andrew M. Kaplan

Tel:     (212) 698-0500
Fax:     (212) 698-0599